EXHIBIT 12
                        CONTINENTAL AIRLINES, INC.
                     COMPUTATION OF RATIO OF EARNINGS
                             TO FIXED CHARGES
                               (IN MILLIONS)

                                    4/28/93    1/1/93
                                    THROUGH   THROUGH
                    1995      1994 12/31/93   4/27/93      1992     1991
                    ----      ---- --------   -------      ----     ----
Earnings:
  Earnings (Loss)
  Before Income
    Taxes, Minority
    Interest and
    Extraordinary
    Items          $ 310    $ (651)   $ (52)   $ (977)   $ (125)  $ (304)
  Plus:
    Interest
      Expense (a)    213       241      165        52       153      174
    Capitalized
      Interest        (6)      (17)      (8)       (2)       (6)     (12)
    Amort of
      Capitalized
      Interest         2         1        0         0         0        0
    Portion of
      Rent Expense
      Representative
      of Interest
      Expense (a)    360       337      216       117       324      333
Adjusted Earnings
   (Loss)            879       (89)     321      (810)      346      191


Fixed Charges:
  Interest
    Expense (a)      213       241      165        52       153      174
  Portion of
    Rent Expense
    Representative
    of Interest
    Expense (a)      360       337      216       117       324      333
Total Fixed Charges  573       578      381       169       477      507

Coverage Adequacy
  (Deficiency)     $ 306    $ (667)   $ (60)   $ (979)   $ (131)  $ (316)

Coverage Ratio      1.53       n/a      n/a       n/a       n/a      n/a



(a) Includes Fair Market Value Adjustments resulting from the Company's emergence from bankruptcy.